ARMIS SECURITY LTD.
2025 RETENTION RESTRICTED STOCK UNIT PLAN
1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Restricted Stock Units.
2.SHARES SUBJECT TO THE PLAN.
2.1.Number of Shares Available. Subject to Section 2.3 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 41,752,204 Shares.
2.2.Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Restricted Stock Units granted under this Plan.
2.3.Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1 will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued. If, by reason of an adjustment pursuant to this Section 2.3, a Participant’s Award Agreement or other agreement related to any Restricted Stock Units, or the Shares subject to such Restricted Stock Units, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Restricted Stock Units or the Shares subject to such Restricted Stock Units prior to such adjustment.
3.ELIGIBILITY. Restricted Stock Units may be granted to Employees and Consultants, provided that such Consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.ADMINISTRATION.

4.1.Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

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(1)construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;

(2)prescribe, amend, and rescind rules and regulations relating to this Plan or any Restricted Stock Units granted hereunder;

(3)select persons to receive Restricted Stock Units;

(4)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Restricted Stock Units granted hereunder. Such terms and conditions include, but are not limited to, the time or times when Restricted Stock Units may vest or be settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Restricted Stock Units or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(5)determine the number of Shares or other consideration subject to Restricted Stock Units granted hereunder;

(6)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(7)grant waivers of Plan or Restricted Stock Unit conditions;

(8)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Restricted Stock Units or any Award Agreement;

(9)make any adjustments to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships;

(10)adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(11)make all other determinations necessary or advisable for the administration of this Plan; and

(12)delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including but not limited to Section 157(c) of the Delaware General Corporation Law.

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4.2.Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Restricted Stock Units will be made in its sole discretion at the time of grant or, unless in contravention of any express term of the Plan, at any later time, and such determination will be final and binding on the Company and all persons having an interest in Restricted Stock Units granted under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Restricted Stock Units held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

4.3.Documentation. Any Award Agreement, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.4.Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for grants of Restricted Stock Units, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Restricted Stock Units granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after the grant of Restricted Stock Units, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.4 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Restricted Stock Units will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.GRANT OF RESTRICTED STOCK UNITS. All Restricted Stock Units will be made pursuant to an Award Agreement.

5.1.Terms of RSUs. The Committee will determine the terms of Restricted Stock Units granted under the Plan including, without limitation: (a) the number of Shares subject to the Restricted Stock Units, (b) the time or times during which the Restricted Stock Units may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on such Restricted Stock Units, provided that no

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Restricted Stock Unit will have a term longer than ten (10) years. Restricted Stock Units may be awarded upon satisfaction of performance goals over a designated performance period established in advance in the Participant’s Award Agreement.

5.2.Form and Timing of Settlement. Payment of Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle vested Restricted Stock Units in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment to a date or dates after the Restricted Stock Units are vested, provided that the terms of the Restricted Stock Units and any deferral thereof satisfy the requirements of Section 409A of the Code to the extent applicable.

5.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

6.WITHHOLDING TAXES.

6.1.Withholding Generally. Whenever Shares are to be issued in satisfaction of Restricted Stock Units granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to vesting or settlement of any Restricted Stock Units. Whenever payments in satisfaction of Restricted Stock Units granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items.

6.2.Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax-Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax- Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

7.TRANSFERABILITY. Unless determined otherwise by the Committee, Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any

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manner other than by will or by the laws of descent or distribution. If the Committee makes Restricted Stock Units transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Restricted Stock Units are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Restricted Stock Units will contain such additional terms and conditions as the Committee deems appropriate.

8.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES. No
Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

9.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

10.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

11.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. No grant of Restricted Stock Units will be effective unless such grant is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Restricted Stock Units and also on the date of issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.

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12.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Restricted Stock Units granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.

13.CORPORATE TRANSACTIONS.

13.1.In the event of a Corporate Transaction any or all outstanding Restricted Stock Units may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Restricted Stock Units), subject to compliance with Section 409A of the Code, as applicable. The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

13.2.In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Restricted Stock Units, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Restricted Stock Units shall have their vesting accelerate as to all shares subject to such Restricted Stock Units immediately prior to the Corporate Transaction and then such Restricted Stock Units will terminate. Awards of Restricted Stock Units need not be treated similarly in a Corporate Transaction and treatment may vary from grant to grant and/or from Participant to Participant.

14.ADOPTION AND SHAREHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

15.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from such date. After this Plan is terminated or expires, no Restricted Stock Units may be granted but Restricted Stock Units previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Restricted Stock Units granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

16.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval, provided further that a Participant’s Restricted Stock Units will be governed by the version of this Plan then in effect at the time such Restricted Stock Units were granted. No termination or amendment of the Plan will affect

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any then-outstanding Restricted Stock Units unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Restricted Stock Units may adversely affect any then outstanding Restricted Stock Units without the written consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.

17.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, and such arrangements may be either generally applicable or applicable only in specific cases.

18.INSIDER TRADING POLICY. Each Participant who receives Restricted Stock Units will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees and other service-providers of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

19.ALL GRANTS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT
POLICY. All Restricted Stock Units, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Restricted Stock Units and the recoupment of any gains realized with respect to shares acquired upon settlement of Restricted Stock Units.

20.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

20.1.“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

20.2.“Award Agreement” means, with respect to each award of Restricted Stock Units, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

20.3.“Board” means the Board of Directors of the Company.

20.4.“Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy;

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(ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 12 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 20.4.

20.5.“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

20.6.“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

20.7.“Company” means Armis Security Ltd., a company organized under the laws of Israel, or any successor corporation.

20.8.“Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.

20.9.“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the

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Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company). Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

20.10.“Effective Date” means the date the Plan is approved by the shareholders of the Company (which shall be within twelve (12) months of the approval of the Plan by the Board).

20.11.“Employee” means any person, including officers, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate.

20.12.“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

20.13.“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(1)if such Ordinary Shares are publicly traded and are then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(2)if such Ordinary Shares are publicly traded but are neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(3)by the Board or the Committee in good faith.

20.14. “Insider” means an officer or member of the Board of the Company or any other person whose transactions in the Company’s Ordinary Shares are subject to Section 16 of the Exchange Act.

20.15.“IRS” means the United States Internal Revenue Service.

20.16.“Ordinary Shares” means the ordinary shares of the Company.

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20.17.“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

20.18.“Participant” means a person who holds Restricted Stock Units granted under this Plan.

20.19.“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

20.20.“Plan” means this Armis Security Ltd. 2025 Retention Restricted Stock Unit Plan.

20.21.“Restricted Stock Unit” means an award to an eligible Employee or Consultant covering a number of Shares that may be settled by issuance of those Shares or in cash of equivalent value.

20.22.“SEC” means the United States Securities and Exchange Commission.

20.23.“Securities Act” means the United States Securities Act of 1933, as amended.

20.24.“Service” will mean service as an Employee or Consultant to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. A Participant will not be deemed to have ceased to provide Service in the case of any leave of absence approved by the Company or as so provided pursuant to a formal policy adopted from time to time by the Company and issued and promulgated to Participants in writing. In the case of any Employee on an approved leave of absence, or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Restricted Stock Units while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate, or during such change in working hours, as it may deem appropriate. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant (or vice versa) will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

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20.25.“Shares” means Ordinary Shares and the common stock or ordinary shares of any successor entity of the Company.

20.26.“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

20.27.“Treasury Regulations” means regulations promulgated by the United States Treasury Department.

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ARMIS SECURITY LTD.
2025 RETENTION RESTRICTED STOCK UNIT PLAN

Israeli Subplan

1.General.

1.1.This Israeli Subplan (the “Subplan”) to the Armis Security Ltd. (the “Company”) 2025 Retention Restricted Stock Unit Plan (the “2025 Plan”) was approved by the Board of Directors of the Company (the “Board”) on December 23, 2025.

1.2.The provisions specified hereunder apply only to persons who are or are deemed to be residents of the State of Israel for tax purposes upon the date of grant of the Award, as defined below in Section 2, or are otherwise subject to taxation in Israel with respect to the Awards (the “Israeli Participants”).

1.3.This Subplan applies with respect to Awards granted under the 2025 Plan to Israeli Participants. The purpose of this Subplan is to provide a method whereby employees or service providers of the Company or its Subsidiaries that are resident in Israel for tax purposes and who are Israeli residents for tax purposes or otherwise subject to taxation in Israel with respect to the Awards may be offered an opportunity to receive Awards that qualify for favorable tax treatment under Section 102, as defined below in Section 2. Except as otherwise provided by this Subplan, all grants made pursuant to this Subplan shall be governed by the terms of the 2025 Plan. This Subplan complies with, and is subject to the ITO and Section 102, as defined below in Section 2.

1.4.This Subplan is to be read as a continuation of the 2025 Plan and applies to Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by Israeli tax law in general, and in particular, with the provisions of the ITO. This Subplan does not add to or modify the 2025 Plan in respect of any other category of Participants. In case of any inconsistency, whether express or implied, between the provisions of this Subplan and the provisions of the Plan, the provisions of this Subplan shall govern any Awards granted hereunder.

2.Definitions.

2.1.Except as otherwise provided herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the 2025 Plan.

2.2.The following additional definitions will apply to grants made pursuant to this Subplan:

“3(i) Award” means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) and 102(b)(3) of the ITO.

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“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.
“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO.
“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.
“102 Trustee Grant” means Awards elected and designated by the Company as an Award granted pursuant to Section 102(b) of the ITO (includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants) and held in trust by a Trustee for the benefit of an Eligible 102 Participant.
“Award” solely for purposes of this Subplan, means any Award of Restricted Stock Units granted pursuant to the terms and conditions of the 2025 Plan and this Subplan, provided they are payable only or settled only in Shares.
“Controlling Shareholder” means a “controlling shareholder” within the meaning of Section 32(9) of the ITO, currently defined as an individual who, prior to the grant or as a result of the grant, exercise or vesting of any Award, holds or would hold, directly or indirectly, in his name or with a Relative (as defined in the ITO) (i) 10% of the outstanding Shares of the Company; (ii) 10% of the voting power of the Company; (iii) the right to hold or purchase 10% of the outstanding equity or voting power; (iv) the right to obtain 10% of the profits of the Company; or (v) the right to appoint a director of the Company.
“Election” means the Company’s choice of the type (as between the 102 Capital Gains Track or 102 Ordinary Income Track) of 102 Trustee Grants it will make under the 2025 Plan, as filed with the lTA.
“Employee” means an “employee” within the meaning of Section 102(a) of the ITO (which as of the date of the adoption of this Subplan means (i) an individual employed by an Employer, and (ii) an individual who is serving and is engaged personally (and not through an entity) as an “office holder” by an Employer, excluding any Controlling Stockholder), provided such Employee also satisfies the eligibility requirements under the 2025 Plan.
“Employer” means, for purpose of a 102 Trustee Grant, an Affiliate, Subsidiary or Parent which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the ITO.
“Eligible 102 Participant” means an Israeli Participant who is employed by an Israeli resident “Employer Company” within the meaning of Section 102, who is subject to the provisions of Section 102, including an individual who is serving as a director or an office holder but excluding any Controlling Shareholder.

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“Grant Date” means the date on which the on which the Committee both (i) designates the Israeli Participant and (ii) specifies the material terms and conditions of the Award, such as the number of Shares subject to the Restricted Stock Units and the conditions for the vesting of the Restricted Stock Units.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance [New Version], 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite holding period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted or the Shares issued pursuant to the 102 Trustee Grant by the Company, must be held by the Trustee for the benefit of the person to whom it was granted in order for such grant to enjoy the tax benefits afforded to a 102 Trustee Grant. Currently, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the Grant Date, and for 102 Ordinary Income Track Grants is 12 months from the Grant Date.

“Rules” means the Income Tax Rules (Tax Benefits in Shares Issuance to Employees) 5763-2003.

“Section 102” means Section 102 of the ITO, and any rules, regulations, orders, procedures and administrative guidelines promulgated thereunder, including specifically the Rules, all as may be amended from time to time, and any tax rulings provided to the Company or any Subsidiary by the ITA in connection therewith applying to any Awards under this Subplan.

“Subsidiary” means any “Employer” within the meaning of article (1) of "Employing Company” as defined under Section 102(a) of the ITO that also meets the definition of Subsidiary under the 2025 Plan.

“Trust Agreement” means the agreement to be signed between the Company, an Employer and the Trustee for the purposes of Section 102.

“Trustee” means a person or entity designated by the Committee to serve as a trustee of the 102 Trustee Grants and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO and the Rules, including a “supervisory trustee” arrangement sanctioned under Section 102.

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3.Types of Awards and Section 102 Election.

3.1. 102 Trustee Grants shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company shall choose only one tax route for the 2025 Plan. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the lTA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election and in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2.Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Subplan. Individuals or entities that are not Eligible 102 Participants may be granted only 3(i) Awards under this Subplan.

3.3.Unless otherwise approved by the ITA, no 102 Trustee Grants may be made pursuant to this Subplan until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4.The Award Agreement or other documents evidencing the Awards granted or Shares issued pursuant to the 2025 Plan and this Subplan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Award; and if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

3.5.The designation of Non-Trustee Grants and 102 Trustee Grants shall be subject to the terms and conditions set forth in Section 102.

3.6.Awards granted to individuals or entities that are not Eligible 102 Participants shall be subject to tax according to the provisions of the ITO and shall not be subject to the Trustee arrangement detailed herein.

4.Terms And Conditions of 102 Trustee Grants.
4.1.Each 102 Trustee Grant will be deemed granted on the date stated in the Award Agreement, provided that (i) the Company will provide notice to the Trustee of the Award and (ii) the Participant has signed all documents required pursuant to this Section 4.

4.2.Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to the grant or the vesting/settlement of an Award, shall be issued to and registered in the name of a Trustee or controlled by the Trustee for the benefit of the Eligible 102 Participant in accordance with the provisions of Section 102. In the event that the requirements for 102 Trustee Grants are not met, the 102 Trustee Grants may be regarded as Non-Trustee Grants or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

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4.3.With respect to any 102 Trustee Grant, and subject to the provisions of Section 102, an Eligible 102 Participant shall not sell or release from trust any Share received upon the grant or vesting/settlement of a 102 Trustee Grant and/or any Share received following any realization of rights, including, without limitation, stock dividends, under the 2025 Plan at least until the lapse of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Eligible 102 Participant.

4.4.In the event a stock dividend is declared and/or additional rights are granted with respect to Awards and/or to Shares which derive from Awards granted as 102 Trustee Grants, such stock dividend, dividend equivalent/units and/or other rights shall also be deposited with or controlled by the Trustee and will be subject to the provisions of this Section 4. The Required Holding Period for such Shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the stock dividend was declared and/or dividend equivalent or other rights were granted.

4.5.Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary lncome Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the lTO, which shall be deemed an integral part of the 102 Trustee Grant, and shall prevail over any term contained in the 2025 Plan, this Subplan or any Award Agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Subplan or in the Award Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant the Section 102, shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents that the Company, the Employer Company, or the Trustee may reasonably determine to be necessary in order to comply with the ITO and the Rules.

4.6.During the Required Holding Period, the Eligible 102 Participant will not be allowed to direct the Trustee to release or sell the Awards, or the Shares issued pursuant to the Awards, or any rights derived from the Awards (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so under the ITO or the Rules. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to the ITO and the Rules, release and transfer the Shares issued with respect to an Award to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the 2025 Plan, any applicable Award Agreement and any applicable laws related to the issuance of Shares. Such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 and the Rules and/or any other regulations or

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orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.7.In the event a cash dividend is paid on the Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.8.Upon receipt of any 102 Trustee Grant, the Eligible 102 Participant will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee. With respect to any 102 Trustee Grant, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Eligible 102 Participant is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents signed by the Eligible 102 Participant in connection with the grant of such Award):

(i)the Eligible 102 Participant shall comply with all terms and conditions set forth in Section 102 with regard to the applicable tax track and the applicable rules and regulations promulgated thereunder, as amended from time to time;

(ii)the Eligible 102 Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the applicable track in particular, and its tax consequences; the Eligible 102 Participant agrees that the 102 Trustee Grants and Shares that may be issued upon vesting or settlement of the 102 Trustee Grants (or otherwise in relation to the Awards) will be held by a Trustee appointed pursuant to Section 102 for at least the duration of the Required Holding Period; and

(iii)the Eligible 102 Participant agrees to the Trust Agreement signed between the Company, the Employer and the Trustee appointed pursuant to Section 102.

4.9. 102 Non‑Trustee Grants. The foregoing provisions of this Section 4 relating to 102 Trustee Grants shall not apply with respect to Non‑Trustee Grants, which shall, however, be subject to the relevant provisions of Section 102 and the applicable Rules. The Board may determine that Non‑Trustee Grants, the Shares issuable upon the vesting or settlement of a Non‑Trustee Grant and/or any securities issued or distributed with respect thereto, shall be allocated or issued to the Trustee, who shall hold such Non‑Trustee Grant and all accrued rights thereon (if any) in trust for the benefit of the Participant and/or the Company, as the case may be, until the full payment of tax arising from the Non‑Trustee Grants, the Shares issuable upon the vesting or settlement of a Non‑Trustee Grant and/or any securities issued or distributed with respect thereto. The Company may choose, alternatively, to require the Participant to provide the Company with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes.

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5. 3(i) Awards.

5.1.Awards granted pursuant to this Section 5 are intended to constitute 3(i) Awards and shall be granted subject to the general terms and conditions of the 2025 Plan, except for any provisions of the 2025 Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradiction between the provisions of this Section 5 and the other terms of the 2025 Plan, this Section 5 shall prevail.

5.2.To the extent required by the ITO or the ITA or otherwise deemed by the Committee to be advisable, the 3(i) Awards and/or any Shares or other securities issued or distributed with respect thereto granted pursuant to this Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the ITO or the terms of a trust agreement, as applicable. In such event, the Trustee shall hold such Awards and/or other securities issued or distributed with respect thereto in trust, until vested and settled by the Participant and the full payment of tax arising therefrom.

5.3.Shares pursuant to a 3(i) Award shall not be issued unless the Participant delivers to the Company payment in cash or by other form acceptable to the Company of all withholding taxes due, if any, on account of the Participant acquiring Shares under the Award or provides other assurance satisfactory to the Company of the payment of those withholding taxes.

6.Assignability.

6.1.The Trustee will not perform any transaction or act regarding the Awards granted as 102 Trustee Grants, including transferring, selling, seizing, assigning, hypothecating or pledging (willingly or unwillingly), disposing or assigning the Awards or any Shares subject to the Awards, and will not give any power of attorney regarding the Awards, in any manner other than by will or by the laws of descent and distribution and as permitted by the 2025 Plan, unless all the taxes are paid to the ITA, or the Trustee ensures that taxes will be paid. If the Awards are transferred by will or by the laws of descent and distribution, Section 102 and its regulations, including the Rules, will apply to the heirs or the transferees of the Eligible 102 Participant.

7.Tax Consequences.

7.1.Any tax consequences arising from the grant, vesting or settlement of any Award, from the issuance, sale or transfer of Shares, or from any other event or act (of the Company and/or the applicable Subsidiary and/or the Trustee and/or the Eligible 102 Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Participant. The Company, the applicable Subsidiary, and/or the Trustee shall withhold taxes according to the requirements under applicable laws related to tax withholding, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company, the applicable Subsidiary, and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including,

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without any limitation, liabilities relating to the necessity to withhold or to have withheld any such tax from any payment made to the Participant.

7.2.The Company, the applicable Subsidiary in Israel, and/or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the 2025 Plan and the vesting/settlement, sale, transfer or other disposition thereof, including (but not limited to) (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or any Subsidiary; (ii) selling a sufficient number of such Shares otherwise deliverable to the Eligible 102 Participant through such means as the Trustee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Eligible 102 Participant’s behalf pursuant to the Eligible 102 Participant’s authorization), to the extent permitted by Section 102 or pursuant to the approval of the ITA; or (iii) requiring an Eligible 102 Participant to pay to the Company or any Subsidiary in Israel the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Eligible 102 Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules. The Company, the applicable Subsidiary and/or the Trustee shall not be required to release any Awards and/or Shares to the Eligible 102 Participant until all required tax withholding has been performed.

7.3.For the avoidance of doubt, there is no assurance that all of the Awards granted pursuant to Section 102 shall be eligible for the tax benefits pursuant to Section 102. Therefore, any tax consequences arising from the grant, vesting or settlement of any Awards, from the issuance of Shares covered thereby, or from any other event or act (of the Company, any Subsidiary, the Trustee, and/or the Eligible 102 Participant), shall be borne solely by the Eligible 102 Participant.

7.4.Following the grant of Awards under this Subplan and in any case in which the Eligible 102 Participant may cease to be considered an "Israeli Resident” as this term is defined in the ITO, the Company, an Employer Company, and/or the Trustee may, if and to the extent the ITO and/or the rules promulgated thereunder shall impose such obligation on them, withhold all applicable taxes from the Eligible 102 Participant, remit the amount withheld to the ITA, and report to such Eligible 102 Participant the amount so withheld and paid to the ITA.

7.5.With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Employer Company, or otherwise if so requested by the Company or the Employer Company, the Eligible 102 Participant shall extend to the Company or to the Employer Company a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company or the Employer Company, all in accordance with the provisions of Section 102.

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8.Governing Law and Jurisdiction.

8.1.Notwithstanding the governing law provisions of the 2025 Plan and the Award Agreement, this Subplan shall be governed by, and interpreted in accordance with, the laws of the state of Israel applicable to contracts made and to be performed therein.
9.Additional Provisions Applicable to 102 Capital Gains Track Awards.

9.1.To avoid any doubt, the following provisions shall apply with respect to Awards granted under the 102 Capital Gains Track: (i) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash, unless and to the extent otherwise permitted under Section 102 and as authorized by the ITA; (ii) notwithstanding anything to the contrary in the Plan, any adjustments or amendments to the terms of Awards granted under the 102 Capital Gains Track, including adjustments in connection with dividend equivalents, recapitalization events, repricing, dividend adjustments or similar events, may disqualify such Awards from benefiting from the tax treatment under the 102 Capital Gains Track, unless and to the extent permitted under Section 102 and as authorized by, or with the prior approval of, the ITA (as applicable); (iii) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track that are subject to performance-based vesting conditions must be based on objective performance milestones and must clearly define the maximum number of Shares that may be issued upon vesting and settlement of such Awards; (iv) notwithstanding anything to the contrary in the Plan, the Company and/or the Trustee may require actual written signatures on certain documents, as may be required for compliance with Section 102 and the rules and guidelines promulgated thereunder; (v) notwithstanding anything to the contrary in the Plan, repurchase rights or call options with respect to Shares issued upon settlement of Awards granted under the 102 Capital Gains Track shall be subject to the approval of the ITA and to any terms and conditions of such approval (as applicable); and (vi) notwithstanding anything to the contrary in the Plan, Shares issued upon settlement of Awards granted under the 102 Capital Gains Track shall be entitled to the same rights as other ordinary shares of the Company, including, without limitation, dividend and distribution rights, subject to the Company’s organizational documents and applicable law.

9.2.Any Award granted under the 102 Capital Gains Track is intended to comply in full with the provisions of Section 102 and the requirements of the ITA. Accordingly, the Plan and this Subplan shall be interpreted and applied in a manner consistent with such requirements. To the extent that any provision of the Plan and/or this Subplan would disqualify any Award granted under the 102 Capital Gains Track from the tax benefits afforded under Section 102, such provision shall not apply to such Award or the Shares issued thereunder, unless otherwise approved by the ITA.

9.3.Notwithstanding anything to the contrary in Section 10 of the Plan, any Shares or Awards granted under the Section 102 Capital Gain Track shall be held exclusively by the Trustee in accordance with the requirements of Section 102 and the Rules. No escrow, custody, or other holding arrangement with the Company or any other person or entity (other than the Trustee) shall apply to any such Shares or Awards.

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